SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No. )

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Speedemissions, Inc.
(Name of Registrant as Specified in Charter)

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SPEEDEMISSIONS, INC.
1134 SENOIA ROAD, SUITE B-2
TYRONE, GA 30290
(770) 306-7667

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of Speedemissions, Inc., a Florida corporation (the “Company”) in connection with the prior receipt by the Board of Directors of the Company and approval by written consent of the holders of a majority of the Company’s voting securities of the proposal (the “Proposal”) to amend the Company’s Articles of Incorporation (the “Amendment”) to effectuate a 1-for-10 reverse stock split for the issued and outstanding shares of common stock of the Company. This Information Statement is being first sent to stockholders on or about December 7, 2005. The Company anticipates that the Amendment will become effective on or about January 4, 2006.

Vote Required

The vote which is required to approve the above Proposals is the affirmative vote of the holders of a majority of the Company’s voting securities. Each holder of common stock is entitled to one (1) vote for each share held, and each holder of Series A Convertible Preferred Stock is entitled to eight thousand three hundred thirty three and one-third (8,333.33) votes for each share held, representing a total of 42,774,982 votes.

The record date for purposes of determining the number of outstanding shares of voting securities of the Company, and for determining stockholders entitled to vote, is the close of business on November 29, 2005 (the “Record Date”). The Board of Directors of the Company adopted the resolution approving and recommending the Proposal on November 18, 2005. As of the Record Date, the Company had outstanding 26,835,808 shares of common stock and 5,133 shares of Series A Convertible Preferred Stock. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the common stock is Interwest Transfer Company, 1981 - 4800 South, Suite 100, Salt Lake City, Utah 84117, telephone (801) 272-9294.

Vote Obtained - Section 607.0704 Florida Revised Statutes

Section 607.0704 of the Florida Revised Statutes (the “Florida Law”) provides that the written consent of the holders of the outstanding voting securities, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority in interest of the outstanding voting securities of the Company, approving the Proposal.

Pursuant to Section 607.0704 of the Florida Revised Statutes, the Company is required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No dissenters’ or appraisal rights under the Florida Law are afforded to the Company’s stockholders as a result of the approval of the Proposal.

PROPOSAL ONE
AMENDMENT TO THE ARTICLES OF INCORPORATION
TO EFFECTUATE 1 FOR 10 REVERSE STOCK SPLIT
General

On November 18, 2005, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interests, and directed that there be submitted to the holders of a majority of the Company’s voting securities for action by written consent, the proposed amendment to Article IV of the Company’s Articles of Incorporation to authorize a 1-for-10 reverse stock split of the issued and outstanding shares of common stock of the Company.

The Company believes this amendment will be effective on or about January 4, 2006. A copy of the proposed amendment to the Articles of Incorporation is attached to this Information Statement as Exhibit A.

The Company will effectuate the reverse stock split by reducing the number of shares of the Company’s issued and outstanding common stock by the stated ratio, but will not increase the par value of the common stock, and will not change the number of authorized shares of the Company’s common stock. Fractional shares will be rounded up to the next whole share.

Purpose of Reverse Stock Split

The Board of Directors believes that it is advisable and in the Company’s best interests to decrease the number of shares outstanding in order to provide adequate authorized but unissued common stock upon the conversion for all of the currently outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, as well as the exercise of all the currently outstanding options and warrants. Currently, there are 5,133 shares of Series A Convertible Preferred Stock outstanding, convertible into 42,774,982 shares of common stock; 2,500,000 shares of Series B Convertible Preferred Stock outstanding, convertible into 189,000,000 shares of common stock; and options and warrants outstanding to acquire approximately 176,000,000 shares of common stock. Authorized but unissued shares will be available for issuance from time to time by the Company in the discretion of the Board of Directors, normally without further stockholder action (except as may be required for a particular transaction by applicable law, requirements of regulatory agencies or by stock exchange rules), for any proper corporate purpose including, among other things, future acquisitions of property or securities of other corporations, stock dividends, stock splits, stock options, convertible debt and equity financing. This step is necessary, in the judgment of the Board of Directors, in order to meet existing contractual obligations to the holders of preferred stock and warrants, attract potential new equity capital, explore potential acquisitions and carry out the Company’s business objectives.

Potential Risks of Reverse Stock Split

After the reverse stock split takes effect, there can be no assurance that the bid price of the Company’s common stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the reverse stock split and that the market price of the post-split common stock can be maintained.

Effect of the Reverse Stock Split

After consummation of the reverse stock split, each holder of shares of our common stock, par value $0.001 per share, as of the effective date, approximately January 4, 2006, will become a holder of approximately 1/10th of the number of shares (rounded up to the next whole share) of our common stock, par value $0.001 per share, that they owned prior to the effective date.

Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated par value capital on our balance sheet attributable to our common stock will be reduced and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value per share of our common stock will be increased because there will be fewer shares of our common stock outstanding.

Effect on Authorized and Outstanding Shares

We are currently authorized to issue a maximum of 250,000,000 shares of common stock. As of the record date, there were 26,838,808 shares of our common stock issued and outstanding, or held as treasury shares. Although the number of authorized shares of common stock is not to change as a result of the reverse stock split, the number of shares of common stock issued and outstanding, or held as treasury shares, will be reduced to a number that will be approximately 1/10th of the number of shares of common stock outstanding or held as treasury shares immediately before the effective date. In addition, the number of shares of common stock that may be acquired upon conversion of the outstanding preferred stock, and upon exercise of outstanding options and warrants, will also be reduced by the same amount. There will be no effect on the number of preferred shares issued, outstanding, or authorized.

With the exception of the number of shares issued and outstanding, or held as treasury shares, the rights and preferences of the shares of our common stock prior and subsequent to the reverse stock split will remain the same. Following the effective date of the reverse stock split, it is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the reverse stock split.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as a result, we are subject to periodic reporting and other requirements. The proposed reverse stock split will not affect the registration of our common stock under the Exchange Act.

Potential Odd Lots

The reverse stock split will result in some stockholders owning "odd-lots" of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of even multiples of 100 shares.

Increase of Shares of Common Stock Available for Future Issuance

As a result of the reverse stock split, there will be a reduction in the number of shares of our common stock issued and outstanding, or held as treasury shares, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. The increase in available shares could be used for any proper corporate purpose approved by the Board of Directors including, among other purposes, future mergers, acquisitions or financing transactions.

Effectiveness of the Reverse Stock Split

The reverse stock split will become effective on or about January 4, 2006.

Commencing upon the effectiveness of the reverse stock split, each certificate of our common stock will be deemed for all corporate purposes to evidence ownership of the reduced number of shares of common stock resulting from the reverse stock split. As soon as practicable after the effective date, stockholders may surrender their certificates representing shares of common stock prior to the reverse stock split in exchange for certificates representing shares of common stock after the reverse stock split. HOWEVER, SUCH EXCHANGE IS NOT MANDATORY. If a shareholder desires to exchange their stock certificate, they will be responsible for paying the cost thereof. We intend to use our existing transfer agent as our exchange agent in effecting the exchange of the certificates following the effectiveness of the reverse stock split.

Fractional Shares

We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share that results from the reverse stock split will be rounded up to the next whole share. We are doing this so that we may avoid the expense and inconvenience of issuing and transferring fractional shares of our common stock as a result of the stock split. The shares do not represent separately bargained for consideration.

Certain Federal Income Tax Consequences

The following discussion summarizing certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices in effect on the date of this Information Statement. This discussion is for general information only and does not discuss consequences that may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers, or insurance companies). Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

The receipt of the common stock following the effective date of the reverse stock split, including whole shares issued in lieu of fractional shares, solely in exchange for the common stock held prior to the reverse stock split will not generally result in a recognition of gain or loss to the stockholders. The adjusted tax basis of a stockholder in the common stock received after the reverse stock split will be the same as the adjusted tax basis of the common stock held prior to the reverse stock split exchanged therefore, and the holding period of the common stock received after the reverse stock split will include the holding period of the common stock held prior to the reverse stock split exchanged therefore. No gain or loss will be recognized by the Company as a result of the reverse stock split.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

Common Stock
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Common Stock	GCA Strategic Investment Fund Ltd (2) c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	64,203,940 (3)	84.0% (3)

Common Stock	Global Capital Funding Group, LP 106 Colony Park Drive, Suite 900 Cumming, GA 30040	36,364,547 (10)	58.1% (10)

Common Stock	Richard A. Parlontieri (4) 1029 Peachtree Parkway North Suite 310 Peachtree City, GA 30269	2,639,996 (5)	9.2% (5)

Common Stock	Bahram Yusefzadeh (4) 2180 West State Road Suite 6184 Longwood, FL 32779	311,000 (6)	1.2% (6)

Common Stock	Bradley A. Thompson (4)(7) 227 King Street Frederiksted, USVI 00840	103,500 (7)(8)	<1% (8)

Common Stock	Erik Sander (4) c/o Speedemissions, Inc. 1134 Senoia Road, Suite B2 Tyrone, GA 30290	25,000 (9)	<1% (9)

Common Stock	Larry C. Cobb c/o Speedemissions, Inc. 1134 Senoia Road, Suite B2 Tyrone, GA 30290	-0-	-0-

Common Stock	Ernest A. Childs, PhD (4) c/o Speedemissions, Inc. 1134 Senoia Road, Suite B2 Tyrone, GA 30290	25,000	<1% (9)

	All Officers and Directors as a Group (6 Persons)	3,104,496 (5)(6)(7)(8)(9)	10.6% (5)(6)(8)(9)

(1)
Unless otherwise indicated, based on 26,835,808 shares of common stock outstanding. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2)
Global Capital Advisors, LLC (“Global”), the investment advisor to GCA Strategic Investment Fund Limited (“GCA”), has sole investment and voting control over shares held by GCA. Mr. Lewis Lester is the sole voting member of Global.

(3)
Includes 31,033,321 shares of common stock which may be acquired upon conversion of 3,724 shares of Series A Convertible Preferred Stock. Also includes 18,600,000 shares of common stock which may be acquired upon the exercise of warrants at $0.12 per share.

(4)	Indicates a Director of the Company.

(5)
Includes 10,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share. Includes 300,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share, which are part of a grant of 400,000 options, with 100,000 options vesting on October 1, 2004 and the remaining 200,000 options vesting equally on October 1, 2005, and 2006. Includes 300,000 shares which may be acquired upon the exercise of warrants at $0.75 per share, which are part of a grant of 450,000 warrants, with the remaining 150,000 warrants vesting on January 1, 2006. Includes 300,000 shares which may be acquired upon the exercise of warrants at $1.05 per share, which are part of a grant of 450,000 warrants, with the remaining 150,000 warrants vesting on January 1, 2006. Includes 250,000 shares which may be acquired upon the exercise of warrants at $0.25 per share. Includes 30,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share. Includes 924,996 shares of common stock owned of record by Calabria Advisors, LLC, an entity controlled by Mr. Parlontieri.

(6)
Includes 85,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share. Includes 25,000 shares which may be acquired upon the exercise of warrants at $0.01 per share and 100,000 shares which may be acquired upon the exercise of warrants at $0.25 per share.

(7)	Mr. Thompson is a director of GCA Strategic Investment Fund Limited, and disclaims beneficial ownership of the shares held by them.

(8)	Includes 85,000 shares of common stock which may be acquired upon the exercise of options at $0.25 per share.

(9)	Includes 25,000 shares of common stock which may be acquired upon the exercise of options at $0.20 per share.

(10)
Includes 11,741,662 shares of common stock which may be acquired upon conversion of 1,409 shares of Series A Convertible Preferred Stock. Also includes 24,000,000 shares of common stock which may be acquired upon the exercise of warrants at $0.12 per share.

There are no current arrangements that will result in a change in control.

Preferred Stock
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Series A Convertible Preferred Stock	GCA Strategic Investment Fund Ltd c/o Prime Management Ltd Mechanics Bldg 12 Church St. HM11 Hamilton, Bermuda HM 11	3,724	72.5%

Series A Convertible Preferred Stock	Global Capital Funding Group, LP 106 Colony Park Drive, Suite 900 Cumming, GA 30040	1,409	27.5%

Series B Convertible Preferred Stock	Barron Partners LP c/o Barron Capital Advisors, LLC Managing Partner Attn: Andrew Barron Worden 730 Fifth Avenue, 9th Floor New York, NY 10019	2,500,000	100%

By order of the Board of Directors /s/ Richard A. Parlontieri Richard A. Parlontieri, President

Tyrone, GA
December 5, 2005

EXHIBIT A

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
SPEEDEMISSIONS, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the President of Speedemissions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida bearing Document P01000031159 does hereby certify:

The following Amendment to the Articles of Incorporation was adopted by the written consent of the Corporation’s Directors on November 18, 2005. The Amendment was approved by a majority of the holders of shares of voting capital stock entitled to vote thereon at a meeting held on November 18, 2005, and approved by holders having no less than the minimum number of votes necessary to authorize or take such action in a manner prescribed by Florida Business Corporation Chapters 607.0704 and 607.1003, Florida Statutes.

The effective date of this Amendment shall be January 4, 2006.

FIRST: Article IV of the Corporation’s Articles of Incorporation shall be deleted in its entirety and replaced with the following:

“ARTICLE IV - CAPITAL STOCK

This Corporation is authorized to issue two classes of shares of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of Common Stock which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares, par value $0.001. The total number of shares of Preferred Stock which this Corporation is authorized to issue is Five Million (5,000,000) shares, par value $0.001.

Effective January 4, 2006, the issued and outstanding shares of common stock of Speedemissions, Inc. shall be subject to a 1-for-10 reverse stock split. Fractional shares will be rounded up to the next whole share.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Florida. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

SECOND: I hereby certify that the preceding was adopted by unanimous vote of the directors of the Corporation on November 18, 2005 and by written consent of a majority vote of the shareholders November 18, 2005, which was sufficient for approval.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on December [__], 2005.

Richard A. Parlontieri
President

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